UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2013

BLACKBAUD, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina 29492
(Address of principal executive offices)                         (Zip Code)

Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2013, Blackbaud, Inc. (the “Company”) announced that Anthony W. Boor, the Company’s Senior Vice President and Chief Financial Officer, has been named interim President and Chief Executive Officer (“CEO”) of the Company in addition to his responsibilities as Senior Vice President and Chief Financial Officer.  Mr. Boor is expected to hold the interim President and CEO position until a permanent President and CEO is named.

Mr. Boor, age 50, joined the Company as Senior Vice President and Chief Financial Officer in November 2011.  Prior to joining the Company, he served as an executive with Brightpoint, Inc. beginning in 1999, most recently as its Executive Vice President, Chief Financial Officer and Treasurer.  He also served as the interim President of Europe, Middle East and Africa during Brightpoint’s significant restructuring of that region. Mr. Boor served as Director of Business Operations for Brightpoint North America from August 1998 to July 1999.  Prior to joining Brightpoint, Mr. Boor was employed in various financial positions with Macmillan Computer Publishing, Inc., Day Dream Publishing, Inc., Ernst & Young LLP, Expo New Mexico, KPMG LLP and Ernst & Whinney LLP.  He holds a BS in Accounting from New Mexico State University.

In connection with the naming of Mr. Boor as his successor, Marc Chardon has resigned from the Company’s Board of Directors and as President and CEO of the Company effective as of August 31, 2013, pursuant to previously announced arrangements.  Mr. Chardon will receive the following separation benefits as more fully set forth in the separation and release agreement attached as an exhibit to his employment agreement dated January 28, 2010, as amended December 13, 2011: (i) 24 months base salary, (ii) a pro rata share of his cash bonus, (iii) 18 months continuation of benefits, and (iv) 12 months of accelerated vesting of equity awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: August 26, 2013	/s/ Anthony W. Boor
Anthony W. Boor,
Senior Vice President and Chief Financial Officer